SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of report (Date of earliest event reported): July 9, 2009
EPIX Pharmaceuticals, Inc.
(Exact Name of Registrant as Specified in its Charter)
Delaware
(State or Other Jurisdiction of Incorporation)

000-21863	04-3030815

(Commission File Number)	(IRS Employer Identification No.)

4 Maguire Road, Lexington, Massachusetts	02421

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (781) 761-7600
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.
     On July 9, 2009, EPIX Pharmaceuticals, Inc. (the “Company”) entered into a privately-negotiated Exchange Agreement with Citigroup Global Markets Inc. (“Citigroup”) to purchase $2.896 million aggregate principal amount of the Company’s 3% Convertible Senior Notes due 2024 held by Citigroup (the “Citigroup Notes”), including accrued but unpaid interest on the Citigroup Notes. The purchase price for the Citigroup Notes consisted of $521,280 in cash and 3,644,352 shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).
     Also on July 9, 2009, the Company entered into a privately-negotiated Note Purchase Agreement with Loomis, Sayles & Company, L.P. (“Loomis”) to purchase $215,000 aggregate principal amount of the Company’s 3% Convertible Senior Notes due 2024 held by Loomis (the “Loomis Notes”), including accrued but unpaid interest on the Loomis Notes. The purchase price for the Loomis Notes consisted of $74,413.65 in cash.
     The Company consummated the purchase of the Citigroup Notes and Loomis Notes on July 9, 2009. After consummation of the purchase of the Citigroup Notes and Loomis Notes, $50,000 aggregate principal amount of the Company's 3% Convertible Senior Notes due 2024 remain outstanding.
     The issuance of the Common Stock to Citigroup in exchange for the Citigroup Notes was made by the Company pursuant to the exemption from the registration requirements of the Securities Act of 1933, as amended, contained in Section 3(a)(9) thereunder on the basis that the transaction constituted an exchange with an existing holder of the Company’s securities and no commission or other remuneration outside the consideration under the Exchange Agreement was paid or given directly or indirectly to any party for soliciting such exchange.
     The foregoing is a summary of the terms of the Exchange Agreement and the Note Purchase Agreement and does not purport to be complete and is qualified in its entirety by reference to the full text of the agreements, which are attached hereto as Exhibits 10.1 and 10.2, respectively.
Item 1.02 Termination of a Material Definitive Agreement.
     On July 9, 2009, the Company issued notice to Kingsbridge Capital Limited (“Kingsbridge”) to terminate, effective July 10, 2009, its Committed Equity Financing Facility (the “CEFF”) with Kingsbridge. The CEFF, which was entered into pursuant to the Common Stock Purchase Agreement by and between Kingsbridge and the Company, dated as of August 4, 2008, provided for a three-year commitment by Kingsbridge to purchase up to approximately 8.3 million newly-issued shares of the Company’s Common Stock in tranches that would be issued and priced at a discount ranging from 6% to 12% depending on the volume-weighted average price of the Company’s Common Stock during an eight-day pricing period. As conditions to any draw-down under the CEFF by the Company, however, the closing price of the Company’s Common Stock was required be at least $1.25 per share and the Common Stock was required to be listed on The NASDAQ Stock Market or another specified national securities exchange, in each case, on the day before the commencement of the draw-down. The Company’s Common Stock was delisted from the NASDAQ Capital Market on May 14, 2009. Prior to termination, the Company conducted one draw-down under the CEFF, in September 2008, pursuant to which the Company issued to Kingsbridge 94,627 shares of Common Stock at an aggregate purchase price of $113,750.
Item 3.02 Unregistered Sales of Equity Securities.
     The information set forth under Item 1.01 of this Current Report on Form 8-K regarding the issuance of the Common Stock to Citigroup is incorporated by reference in response to this Item 3.02.
Item 8.01 Other Events.
     Following stockholder approval at the Company’s 2009 Annual Meeting of Stockholders, on July 9, 2009, the Company filed a Certificate of Amendment (the “Amendment”) to its Restated Certificate of Incorporation to increase the number of authorized shares of Common Stock from 100,000,000 to 200,000,000. A copy of the Amendment is attached as Exhibit 3.1 hereto.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits:
3.1	Certificate of Amendment to Restated Certificate of Incorporation of the Company.

10.1	Exchange Agreement between the Company and Citigroup Global Markets Inc. dated July 9, 2009.

10.2	Note Purchase Agreement between the Company and Loomis, Sayles & Company, L.P. dated July 9, 2009.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EPIX PHARMACEUTICALS, INC.
July 9, 2009	By:	/s/ Kim Cobleigh Drapkin
Kim Cobleigh Drapkin
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

3.1	Certificate of Amendment to Restated Certificate of Incorporation of the Company.

10.1	Exchange Agreement between the Company and Citigroup Global Markets Inc. dated July 9, 2009.

10.2	Note Purchase Agreement between the Company and Loomis, Sayles & Company, L.P. dated July 9, 2009.